Exhibit 4.1

Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and exhibits have been omitted from this Exhibit 4.1 and will be furnished to the Securities and Exchange Commission supplementally upon request.

THE ISSUER WILL PROMPTLY MAKE AVAILABLE ON REQUEST TO THE HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) ISSUE PRICE OF THIS NOTE, (2) AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THIS NOTE, (3) ISSUE DATE OF THIS NOTE AND (4) YIELD TO MATURITY OF THIS NOTE. THE ADDRESS OF THE ISSUER IS 201 MERRITT 7, NORWALK, CT 06851, ATTENTION: ERIC RISI, SENIOR LEGAL COUNSEL, SECURITIES AND FINANCE.

SECURED PROMISSORY NOTE

November 20, 2024 (“Issuance Date”)

$110,000,000.00	October 8, 2025 (“Maturity Date”)

1. Indebtedness.

FOR VALUE RECEIVED, the undersigned, XEROX CORPORATION, a New York corporation (the “Company”), hereby unconditionally promises to pay, in lawful money of the United States of America, to ITSAVVY HOLDINGS, LLC, a Delaware limited liability company (in its individual capacity, “ITSavvy”), in its capacity as payee and holder of this Note (together with its permitted successors and assigns thereto in such capacity, the “Payee”), and ITSavvy, solely in its capacity as representative of the Payees holding the Notes (together with its permitted successors and assigns thereto in such capacity, the “Representative”) the principal amount of ONE HUNDRED TEN MILLION DOLLARS ($110,000,000.00) (the “Loan”), from time to time when due (whether upon the Maturity Date, or if earlier, on the occurrence of a Disposition Event (as defined below), acceleration or otherwise), pursuant to the terms of this Secured Promissory Note by and among XEROX HOLDINGS CORPORATION, a New York corporation (“Holdings”), the Company, and each direct or indirect Subsidiary listed on the signature pages hereto as a “Guarantor” (the “Guarantors”), the Payee, and the Representative. This Secured Promissory Note is a “Seller Note” (together with each other “Seller Note”) being issued by the Company to the Payee pursuant to the terms of the Securities Purchase Agreement, dated as of November 20, 2024 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among the Company, ITSavvy, and the other parties thereto. All such Seller Notes being issued pursuant to the Purchase Agreement in substantially the form hereof, as the same may be hereafter amended, restated, amended and restated, supplemented or otherwise modified from time to time, are hereinafter referred to, individually as a “Note” and, collectively, as the “Notes”. For the avoidance of doubt, each of the Notes shall constitute one series, class and issuance and shall collectively constitute the “Second Priority Credit Agreement” as defined in the Intercreditor Agreement (as defined below).

All capitalized terms used herein shall, unless otherwise defined herein, have the meanings set forth in the Purchase Agreement or the First Lien Term Loan Credit Agreement referred to below, as applicable.

2. Interest and Payments.

(a) Interest shall accrue daily on the outstanding unpaid principal amount of the Loan at the rate of zero percent (0.00%) per annum. Interest shall accrue daily and shall compound annually on each anniversary of the Issuance Date. Interest shall be computed on the basis of a 365- or 366-day year, as applicable, and the actual number of days elapsed in any such year.

(b) The Company hereby unconditionally promises to pay to the Payee within five Business Days of each date set forth below the aggregate principal amount set forth opposite such date (as adjusted to reflect any prepayments in accordance with the last sentence of Section 3, as applicable) in cash.

Date	Amount
January 1, 2025	$27,500,000.00
April 1, 2025	$27,500,000.00
July 1, 2025	$27,500,000.00
October 1, 2025	$27,500,000.00

(c) To the extent not previously paid, the unpaid Loan shall be paid in full in cash by the Company on the Maturity Date.

3. Payments.

This Loan shall be payable on or before 4:00 p.m. New York, New York local time on the Maturity Date or any earlier acceleration date pursuant to the terms of the Notes. All payments to be made under this Note shall be made in the lawful money of the United States of America in immediately available funds without setoff, counterclaim or deduction. Any payment received by the Payee after 4:00 p.m. New York, New York local time on any day will be deemed to have been received on the next Business Day. In addition, the Loan shall also be subject to mandatory prepayment upon the occurrence of a Disposition Event. “Disposition Event” means the consummation of any of the following transactions: (a) the sale, transfer or other disposition (in a single transaction or a series of related transactions) of a majority of the consolidated assets, measured by their fair market value as of the date of sale, of ITsavvy Acquisition Company, Inc., a Delaware corporation, and ITsavvy LLC, an Illinois limited liability company (together, the “Acquired Companies”); (b) the sale, transfer or other disposition (in a single transaction or a series of related transactions) of a majority of the outstanding capital stock or equity interests, as applicable, of an Acquired Company to one or more Persons not Affiliated with the Company without the prior written consent of the Representative, which consent shall not be unreasonably withheld or delayed; or (c) a merger, consolidation or reorganization in which the holders of the outstanding capital stock or equity interests, as applicable, of the Company, or their Affiliates, immediately prior to such merger, consolidation or reorganization receive, in exchange for their shares of capital stock of the Company, voting securities of the surviving or resulting entity (or the parent of the surviving or resulting entity) possessing, in the aggregate, less than a majority of the total combined voting power of all outstanding voting securities of the surviving or resulting entity (or the parent of the surviving or resulting entity) immediately after the consummation of such merger, consolidation or reorganization, without the prior written consent of the Representative, which consent shall not be unreasonably withheld or delayed. All payments hereunder shall be made to the account of the holder hereof at such place as the Payee shall have designated to the Company in writing. All prepayments of the Loan shall be applied to reduce the remaining payments required under Section 2(b) in inverse order of maturity.

4. Conditions Precedent.

The obligation of the Payee to extend the Loan to the Company contemplated hereby is subject to the satisfaction of the following conditions precedent: (a) the Company shall have duly executed and delivered the Notes, the Solvency Certificate (as defined in the Purchase Agreement) and the Closing Date Certificate (as defined in the Purchase Agreement), (b) each of the Company and the Guarantors (collectively, the “Note Parties”) shall have duly executed and delivered the Guarantee Agreement and the Collateral Agreements (as applicable), each as defined in the Purchase Agreement, (c) the First Lien Term Loan Agent, First Lien ABL Administrative Agent, and First Lien ABL Collateral Agents shall have duly executed and delivered the Intercreditor Agreement and the Note Parties shall have duly executed and delivered the acknowledgement to the Intercreditor Agreement, (d) the Company shall have duly executed and delivered the Credit Agreement Designation (as defined in the Intercreditor Agreement) pursuant to the terms of the ABL Intercreditor Agreement, (e) a certificate of a Responsible Officer of each of the Note Parties, dated as of the Issuance Date, in substantially the form of the certificate(s) delivered pursuant to Section 4.01(7) of the First Lien Term Loan Credit Agreement, (f) the Representative shall have received with respect to the Company and each other Note Party (i) that is organized in any State in the United States, UCC-1 financing statements in a form appropriate for filing in the state of organization or incorporation of such Note Party and (ii) that is incorporated under the federal laws of Canada or any province or territory thereof, PPSA financing statements in a form appropriate for filing in the jurisdiction(s) in which its registered office and chief executive office are located and in each province or territory of Canada where such Note Party holds tangible personal property, and (g) the representations and warranties made by any Note Party contained herein (including pursuant to Section 7 hereof) or in any other Note Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Issuance Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

5. No Offset.

The Note Parties shall make all payments under this Note or under any other Note Document without setoff, counterclaim, or other defense.

6. Lien Subordination.

Notwithstanding anything to the contrary in the Notes or the Purchase Agreement, any and all obligations of the Company to make any payments under or with respect to the Notes and the indebtedness of the Company hereunder or evidenced hereby or thereby shall be subject to (i) the First Lien/Second Lien Intercreditor Agreement, dated as of the Issuance Date (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among the First Lien ABL Administrative Agent, the First Lien ABL Collateral Agents, the First Lien Term Loan Agent, and the Representative, and acknowledged and agreed to by the Company, Holdings and the other “Guarantors” from time to time party thereto, and, as set forth therein, subordinated in respect of liens to the obligations arising under that certain First Lien Term Loan Credit Agreement (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Term Loan Credit Agreement”), dated as of November 17, 2023, by and among the Company, Holdings, the other “Guarantors” from time to time party thereto, the financial institutions party thereto from time to time as lenders (the “First Lien Term Lenders”), and JEFFERIES FINANCE LLC, as administrative agent and as collateral agent (the “First Lien Term Loan Agent”) and that certain Credit Agreement (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien ABL Credit Agreement”), dated as of May 22, 2023, by and among the Company, Holdings, the other “Guarantors” from time to time party thereto, the financial institutions and issuing banks party from time to time thereto as lenders (“First Lien ABL Lenders”), CITIBANK, N.A. (“Citi”), as administrative agent (“First Lien ABL Administrative Agent”), and Citi and PNC Bank, National Association as co-collateral agents (“First Lien ABL Collateral Agents”) and (ii) the ABL Increditor Agreement.

7. Incorporation by Reference.

Article III (Representations and Warranties), Article V (Affirmative Covenants), Article VI (Negative Covenants), Article VII (Holdings Covenant), and the definition of “Disqualified Institution”, in each case, of the First Lien Term Loan Credit Agreement (as in effect on the Issuance Date) are incorporated herein mutatis mutandis which shall mean, for the avoidance of doubt, that (I) among other necessary conforming changes having been made to such provisions and the constituent definitions thereof, (1) “Term Facilities” and “Loans” shall refer to the Loans made pursuant to the terms of the Notes hereunder, (2) “Administrative Agent” and “Collateral Agent” shall mean the Representative, (3) “Required Lenders” shall mean the Majority Holders referred to herein, (4) “Lead Arrangers” and “Lenders” shall mean the Representative, the Payee and each of their permitted successors and assigns hereunder (subject to the terms of the Note Documents) and (5) “Loan Documents” shall mean Note Documents hereunder and (II) actions not prohibited and the usage of any baskets and/or exceptions permitted, in each case, under the First Lien Term Loan Credit Agreement shall permit such actions and usage hereunder notwithstanding differences between the closing date thereunder and the Issuance Date hereunder and the difference in grantors and/or guarantors thereunder and hereunder. The Company and Holdings hereby acknowledge, agree and confirm that, by its execution of the Notes, the Company (a) as of the Issuance Date makes to the Payee the representations and warranties set forth in Article III of the First Lien Term Loan Credit Agreement (as in effect on the Issuance Date) applicable to it and confirms that such representations and warranties are true and correct in all material respects on the Issuance Date (without duplication of any materiality qualifiers), except to the extent that such representations and warranties expressly related to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date), and (b) shall be bound by all of the requirements, covenants, terms, provisions, and conditions contained in Article V (Affirmative Covenants), Article VI (Negative Covenants), and Article VII (Holdings Covenant) of the First Lien Term Loan Credit Agreement (as in effect on the Issuance Date), which are valid and binding agreements of Holdings and the Company, enforceable by the Representative against Holdings and the Company, subject to: (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing, (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries and (v) the Legal Reservations.

8. Events of Default.

The occurrence and continuation of any of the following shall constitute an “Event of Default” under the Notes:

(a) Failure to Pay Principal. Default is made in the payment of any principal of the Loan under any Note when and as the same becomes due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(b) Voluntary Bankruptcy or Insolvency Proceedings. Holdings, the Company or any Guarantor:

(i) voluntarily commences any proceeding or files any petition seeking relief under any Debtor Relief Law;

(ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in subsection (c) of this Section 8;

(iii) applies for or consents to the appointment of a receiver, interim receiver, administrative receiver, monitor, compulsory manager, compulsory administrator, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Company or any Guarantor or for a substantial part of the property or assets of Holdings, the Company or any Guarantor;

(iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(v) makes a general assignment for the benefit of creditors; or

(vi) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due;

(c) Involuntary Bankruptcy or Insolvency Proceedings. An involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:

(i) relief in respect of Holdings, the Company or any Guarantor, or of a substantial part of the property or assets of Holdings, the Company or any Guarantor, under any Debtor Relief Law;

(ii) the appointment of a receiver, interim receiver, trustee, administrative receiver, monitor, compulsory manager, compulsory administrator, custodian, sequestrator, conservator or similar official for Holdings, the Company or any Guarantor or for a substantial part of the property or assets of Holdings, the Company or any Guarantor; or

(iii) the winding up or liquidation of Holdings, the Company or any Guarantor (except, in the case of any Guarantor, in a transaction permitted by the First Lien Term Loan Credit Agreement) and such proceeding or petition continues undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing is entered;

(d) Cross-Default. (i) an Event of Default (as defined in the First Lien Term Loan Credit Agreement (as in effect on the Issuance Date) and as incorporated herein by reference pursuant to Section 7 hereof) occurs; (ii) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (iii) Holdings or any Restricted Subsidiary fails to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that the foregoing subsections (d)(ii)-(d)(iii) will not apply to:

(A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, or

(B) in the case of Material Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Material Indebtedness from and after the date, if any, on which such conversion has been effected;

(e) Judgments. Holdings, the Company or any Restricted Subsidiary fails to pay one or more final judgments aggregating in excess of at the time of any determination the greater of (x) $130,000,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period at such time of determination (to the extent not covered by insurance or by an indemnification agreement as to which the indemnifying party has not denied liability), which judgments are not discharged or effectively waived or stayed for a period of sixty (60) consecutive days;

(f) Note Documents. Any Note Party shall default in the due performance or observance by it of any term, covenant or agreement contained in (i) Article VI (Negative Covenants) and Section 5.10 (Further Assurances; Additional Security) of the First Lien Term Loan Credit Agreement, as incorporated herein by reference pursuant to Section 7 hereof, or (ii) this Note (and such other Notes), the Guarantee Agreement, the Collateral Agreements, the Intercreditor Agreement, and all other documents, certificates, instruments, agreements, amendments and modifications delivered or entered in connection therewith or in substitution or replacement thereof in which it is a party (collectively, the “Note Documents”) (other than those referred to in the foregoing sections (a)-(f)(i)) and, in the case of this clause (f)(ii), such default is not remedied within thirty (30) days of either (A) the Company or Holdings receiving written notice of such Event of Default from the Representative (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph) or (B) the Company or Holdings becoming aware of such Event of Default; or

(g) Misrepresentations. Any representation or warranty made or deemed made by or on behalf of any Note Party or any of their respective Subsidiaries in or in connection with any Note Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Note Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

9. Rights of the Payee Upon Event of Default.

(a) Upon the occurrence of any Event of Default (other than an Event of Default described in Section 8(b) and/or 8(c) above), and at any time thereafter during the continuance of such Event of Default, the Representative may, by concurrent written notice to the Company, declare the entire outstanding principal balance of the Loan and all other obligations hereunder to be immediately due and payable upon demand.

(b) Upon the occurrence of any Event of Default described in Section 8(b) and/or 8(c), above, immediately and without notice, the entire outstanding principal balance of the Loan and all other obligations hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived, anything contained herein to the contrary notwithstanding.

(c) In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Representative may exercise any other right, power or remedy available under the Note Documents and applicable law.

10. Security.

The Loan evidenced by this Note is secured by a security interest in the assets of Holdings, the Company and certain of their current and future subsidiaries pursuant to the Collateral Agreements (as the same may be hereafter amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between each Note Party and the Representative, as the secured party, with the priority set forth in the Intercreditor Agreement.

11. Miscellaneous.

(a) Waivers. The Company hereby waives, to the maximum extent not prohibited by provisions of applicable law, presentment, demand, protest and notice thereof or dishonor, and waives any right to be released by reason of any extension of time or change in the terms of payment or any change, alteration or release of any security given for the payment hereof. No course of dealing between the Company on the one hand, and the Payee and/or the Representative, on the other hand, shall operate as a waiver of any of its rights under this Note. No delay or omission in exercising any right under this Note shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a waiver of or bar to any right or remedy on any other occasion.

(b) Notices. All notices hereunder shall be given in the manner provided in the Purchase Agreement.

(c) Severability. In the event that any one or more of the provisions contained in this Note shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and the remaining provisions of this Note shall not in any way be impaired.

(d) Prepayment. All or any portion of this Note may be prepaid at any time without premium or penalty.

(e) Application of Payments. All payments on this Note received by the holder of this Note shall be applied in the following manner: (i) first, to the payment of all expenses, charges, costs and fees incurred by or payable to holder and for which the Company is obligated pursuant to the terms of this Note, (ii) second, to the payment of interest (if any) and (iii) third, to the payment of principal.

(f) Assignment. The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Note Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Payee (and any attempted assignment, transfer, or delegation by any Note Party without such consent shall be null and void), except as permitted by Section 6.05 of the First Lien Term Loan Credit Agreement (as incorporated by reference in Section 7 herein), and (ii) the Payee may not assign or otherwise transfer (an assignment or other transfer of a Payee’s interest in the Note and Loans, an “Assignment”) all or any of its rights or obligations hereunder except in accordance with this Section 11(f) (and any attempted assignment, transfer or delegation in contravention of this Section 11(f) shall be null and void). Subject to the conditions set forth in the immediately succeeding sentence, the Payee may assign to one or more assignees (other than a natural person, a Sanctioned Person, or a Disqualified Institution) (each such non-excluded Person, an “Assignee”), or sell Participations referred to below to one or more Participants referred to below in, all or a portion of its rights and obligations under this Note (including all or a portion of its Loans at the time owing to it). The prior written consent of the Company shall be required for any such Assignment by the Payee to any Assignee (other than an Assignment to any of the permitted Assignees set forth in the immediately succeeding sentence); provided that (x) no consent of the Company shall be required for any Assignment after the occurrence and during the continuance of any Event of Default pursuant to clauses (a), (b), or (c) of Section 8 hereof, and (y) after the occurrence and during the continuance of any Event of Default (other than such an Event of Default pursuant to clauses (a), (b), or (c) of Section 8 hereof), the Company shall not unreasonably withhold, delay or condition such consent; provided further that such consent shall be deemed to have been given if the Company has not responded within ten (10) Business Days after receipt by the Company of a written request therefor by the Payee. Notwithstanding anything to the contrary set forth in the immediately preceding sentence or elsewhere herein, no consent of the Company shall be required for, and the Payee shall be permitted to enter into and consummate, any (1) Assignment by the Payee of all or a portion of its rights and obligations under this Note (including all or a portion of its Loans at the time owing to it) to an Assignee that is (A) a Person listed on Schedule 1 hereof (I) at any time on or following March 31, 2025 or (II) at any time an Event of Default shall have occurred and is continuing, or (B) an Affiliate of the Payee (other than any operating company or “portfolio company” Affiliate), or (2) sale by the Payee of a participation interest in the Loan (each such interest, a “Participation”) to one or more banks or other entities (other than a natural person, a Sanctioned Person, or a Disqualified Institution) (each such non-excluded Person, a “Participant”) at any time; provided that, with respect to any sale of a Participation permitted pursuant to this clause (2), (i) the Participant shall not become the Payee under this Note by virtue of such Participation and the Payee’s obligations under this Note shall remain unchanged, (ii) the Payee (and not the Participant) shall, subject to Section 12(b) hereof, retain exclusive control over all voting and consent rights and discretions and other instructions and determinations under this Note, (iii) Representative (and not the Payee or any Participant) shall, subject to Section 12(a) hereof, have the sole right to enforce, and exercise remedies under, this Note and the Collateral Agreements, and (iv) the Company shall continue to deal solely and directly with the Representative in connection with this Note. No transfer or assignment of this Note shall be effective unless and until recorded in the Register.

(g) Statute of Limitations. The Company hereby unconditionally and irrevocably waives, to the fullest extent of the law, the right to plead any and all statutes of limitations, laches and other time or delay limitations, whether under the law or equity, as a defense to its liability hereunder.

(h) Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Delaware (without regard to its rules or principles on the conflicts of law).

(i) Jurisdiction and Venue. THE COMPANY (AND, BY VIRTUE OF ITS ACCEPTANCE HEREOF, THE PAYEE) HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS NOTE OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. THE COMPANY (AND, BY VIRTUE OF ITS ACCEPTANCE HEREOF, THE PAYEE) FURTHER HEREBY WAIVES ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM IN ANY SUCH ACTION, EXCEPT FOR COMPULSORY COUNTERCLAIMS. THE COMPANY (AND, BY VIRTUE OF ITS ACCEPTANCE HEREOF, THE PAYEE) HEREBY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY LOCATED IN WILMINGTON, DELAWARE (OR, IF SUCH COURT FINDS IT LACKS SUBJECT MATTER JURISDICTION, THE U.S. DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURT FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVE ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. THE COMPANY AND THE PAYEE HEREBY IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OF THE AFOREMENTIONED COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADDRESS(ES) SET FORTH OR REFERRED TO IN SECTION 11(B). THE COMPANY (AND, BY VIRTUE OF ITS ACCEPTANCE HEREOF, THE PAYEE) HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE COMPANY OR THE HOLDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY.

(j) Amendments and Waivers. The provisions of the Notes and the other Note Documents may be amended, waived or modified and the Note Parties may take any action herein or therein prohibited, or omit to perform any act herein or therein required to be performed by them, only if the Note Parties have obtained the written agreement of the Representative. Subject to Section 12(a) hereof, the Representative (and not the Payee or any Participant) shall (i) exercise exclusive control over all voting and consent rights and discretions and other instructions and determinations under this Note and (ii) shall have the sole right to enforce, and exercise remedies under, this Note and the Collateral Agreements.

(k) Nonwaiver. No failure or delay on the holder’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right, nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(l) Remedies Cumulative. The rights, powers and remedies of the holder under this Note shall be in addition to all rights, powers and remedies given to the holder by virtue of any governmental rule, law or regulation, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing the holder’s rights hereunder.

(m) Fees and Expenses. Subject to the immediately succeeding sentence, the Company shall promptly pay the Payee’s and the Representative’s costs and expenses (limited in the case of legal expenses, to the reasonable and documented out-of-pocket expenses of one U.S. counsel (excluding any Canadian matters)) incurred in connection with: the collection of all or any portion of the Loan; the enforcement or preservation of rights of the Payee and the Representative hereunder, including, without limitation, the Payee’s and the Representative’s protection and enforcement of its security interests; and, any amendments, restatements, amendments and restatements, waivers, supplements or other modifications to any Note Document. For the avoidance of doubt, each of the Note Parties, on the one hand, and the Payee and the Representative, on the other hand, shall be responsible for its own costs and expenses in connection with the negotiation and execution and delivery of the Notes, the Guarantee Agreement, the Collateral Agreement, the Intercreditor Agreement and all other documents, certificates, instruments and agreements delivered in connection with any of the foregoing and entered into on or prior to the Issuance Date and all perfection actions which occur on or after the Issuance Date; provided that the Payee (together with the Payees under the other Notes) shall be responsible for paying the reasonable and documented costs and expenses incurred in connection with the foregoing with respect to Canadian counsel for the Note Parties in an amount not to exceed $400,000 with respect to the Loans and the Note Documents. The Company, to the fullest extent permitted by law, hereby waives presentment, demand, notice, protest and all other demands and notices, in connection with delivery, acceptance, performance, default or enforcement of or under the Notes. The obligations of the Company under this Section 11(m) shall survive the payment and performance of the obligations hereunder and the termination of this Note.

(n) Register. The Company shall establish and maintain at one of its offices in any State of the United States a copy of each assignment and a register (the “Register”) setting forth the name and address of each Payee, the dates and amount of any payment of principal and interest on this Note and the unpaid principal and interest amounts owed to each Payee from time to time. The entries in the Register shall be conclusive, absent manifest error, and all parties shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a holder of the Note. The Register shall be available for inspection by any holder of this Note at any reasonable time and from time to time upon reasonable prior notice. The Company shall promptly record any assignment permitted or consented to pursuant to Section 11(f) above in the Register. This provision shall be construed so that this Note is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and the United States Treasury Regulations promulgated thereunder. Each Participating Holder shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Note (the “Participant Register”); provided that no Participating Holder shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Note) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Participating Holder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(o) Withholding Rights. Each Payee shall deliver to the Company on or prior to the date on which such Payee becomes a Payee under this Note (and from time to time thereafter upon the reasonable request of the Company): (i) an executed original IRS Form W-9 certifying that such Payee is exempt from US. Federal backup withholding tax on payments under the Note; and (ii) an executed IRS Form W-8 and related documentation, certifying that such Payee is exempt from, or is subject to a reduced rate of, U.S. federal withholding tax on payments under the Note. Any and all payments by or on account of any payment obligation under the Notes shall made without deduction or withholding for any taxes, except that the Note Parties shall be entitled to deduct and withhold from amounts otherwise payable pursuant to the Notes, any amounts required to be deducted or withheld with respect to the making of such payment under applicable tax law and shall timely pay the full amount so deducted or withheld to the relevant taxing authority in accordance with applicable law. If any of the Note Parties determines that an amount is required to be deducted and withheld with respect to any holder of a Note, then the Note Parties shall provide such holder with reasonable notice of the Note Parties’ intent to deduct and withhold, the legal basis therefor and provide commercially reasonably assistance to the holder of such Note with respect to (a) the application of the portfolio interest exemption under Sections 871(h) and 881(c) of the Code and claiming the benefits of such exemption under the Code and (b) claiming the benefits of any income tax treaty, in each case, to the extent applicable with respect to any payments under this Note, to reduce, minimize, or eliminate such potential deductions and withholdings, including by providing a reasonable opportunity for the payee to provide forms or other evidence that would reduce or exempt such amounts from deduction or withholding. To the extent that any amounts are so deducted, withheld and timely remitted to the appropriate taxing authority, such deducted or withheld amounts shall be treated for all purposes of this Note as having been paid to the holder of this Note in respect of which such deduction or withholding was made.

12. The Representative.

(a) Rights of the Parties; Amendments. As between the Representative, on the one hand, and the Payees, on the other hand, the Representative shall have the exclusive right, in the Representative’s name alone, to carry out the provisions of the Note Documents pursuant to the terms thereof, including to enforce and collect the Loans, exercise and enforce all rights and privileges granted to the Payee under the Note and the other Note Documents, and take or refrain from taking legal action to enforce or protect the Payees’, Participants’ or the Representative’s interests with respect to the Note, the other Note Documents, the Loans and any Collateral therefor; provided that (x) if any action with respect to any Payee’s Loans (an “Act”) involved reduces, or postpones or extends any scheduled date fixed for any payment of, the principal of the Loans under this Note then owned by any such Payee, then the Representative shall take such Act with respect to such Payee’s Loans solely in accordance with the prior direction of such Payee (provided that the waiver of any Default, Event of Default, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant in the Notes shall not, for purposes of this clause (x), constitute a reduction in, or postponement or extension of any scheduled date fixed for any payment of, the principal the Loans under this Note then owned by any such Payee and any Acts described in this parenthetical proviso may be taken in accordance with the succeeding clauses (y) or (z), as applicable), (y) if an Act arises after the commencement of any proceeding under any Debtor Relief Law relating to the Company or any other Note Party, and is not divisible in respect of all Loans under the Notes, but may be made only in respect of all claims of the same class that the Payee may have against the Company or any other Note Party, then the Representative shall take such Act in accordance with the directions (if timely given) of the Payees holding a majority in principal amount of all such impacted Loans under the Notes (the “Majority Claim Holders”), and (z) other than as set forth in the foregoing clauses (x) and (y), the Representative shall take an Act in accordance with the direction (if timely given) of the Payees holding a majority in principal amount of all outstanding Loans under the Notes (the “Majority Holders”). Notwithstanding anything to the contrary in this Section 12, the Representative may refuse to follow the instructions of Payee, the Majority Holders or the Majority Claims Holders, as the case may be, if (A) following such instructions might (in the Representative’s reasonable determination) expose the Representative to any liability or expense that in the Representative’s reasonable judgment is material and for which the Representative has not been provided adequate indemnity or (B) the Representative reasonably determines that following the instructions could violate any applicable law, rule, order or the Note Documents (and such restrictions or prohibitions are hereby incorporated by reference as if set forth herein).

(b) Rights of the Participants; Amendments. For purposes of exercising any voting and consent rights and discretions and other instructions and determinations under this Note, as between any Payee which has sold a Participation (such Payee, a “Participating Holder”) and such Participating Holder’s Participants, the Participating Holder shall have the exclusive right, in the Participating Holder’s name alone, to exercise such voting and consent rights and discretions and other instructions and determinations under this Note permitted to be made by any Payee hereunder pursuant to the terms hereof, without the consent of the Participants; provided that the Participating Holder shall not vote to amend the Note or any other Note Document in any respect, waive any of the terms of the Note or any other Note Document, or release any Collateral for, or guaranty of, the Loans, without the prior written consent of each Participant with respect to any amendment, waiver or other modification that (A) reduces, or postpones or extends any scheduled date fixed for any payment of, the principal of the Loans under this Note then beneficially held by such Participant; provided that the waiver of any Default, Event of Default, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant in the Note shall not constitute a reduction in, or postponement or extension of any scheduled date fixed for any payment of, the principal of the Loans under this Note then beneficially held by such Participant for purposes of this clause (A), (B) releases all or substantially all of the Collateral for the Note (except to the extent required by the terms of the Note Documents), or (C) releases the Company or any other Note Party in respect of the Note (except to the extent required by the terms of the Note Documents). Notwithstanding anything to contrary set forth elsewhere herein or any other Note Document, (x) the Participating Holder shall contractually prohibit all Participants from seeking to exercise any right of legal or equitable redress against the Company or any other Note Party or any Collateral in connection with the Notes or any other Note Document and (y) no Participant shall have any rights under this Note or any Note Document to seek to exercise any right of legal or equitable redress against the Company or any other Note Party or any Collateral in connection with the Notes or any other Note Document.

(c) Failure to Enforce. No failure or delay by the Representative to exercise any power, right or privilege under this Note or any other Note Document will impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein. No single or partial exercise of any such power, right or privilege will preclude other or further exercise thereof or of any other right, power or privilege.

(d) Discretion. To the extent in compliance with this Note, the Representative may use its sole discretion in administering the Loans and any collateral therefor, and in exercising or refraining from exercising any rights or taking or refraining from taking any actions to which the Payee may be entitled under this Note, any other Note Document, or applicable law. In exercising such discretion, the Representative may, without incurring any liability to any Payee or the Note Parties, rely upon the advice of legal counsel, accountants and other experts.

(e) Reliance. The Note Parties shall be entitled to deal exclusively with the Representative on all matters described in Section 11(j), and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Payee by the Representative, and on any other action taken or purported to be taken by the Representative on behalf of any Payee or Participant, as applicable, as fully binding upon such Payee or Participant, in each case, except to the extent the Representative’s actions are expressly prohibited by the terms of this Note or any other Note Document.

(f) Successor Representative. The Representative may respectively resign as the Representative in its respective capacity upon thirty (30) days’ notice to the Payees and the Company. If the Representative is subject to a Lender-Related Distress Event (incorporated herein mutatis mutandis), either the Majority Holders or the Company may upon ten (10) days’ prior notice remove the Representative. If the Representative resigns as the Representative under this Note and the other Note Documents or is delivered a removal notice, then the Majority Holders shall appoint from among the Payees a successor representative for the Payee, which successor representative shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor representative shall succeed to the rights, powers and duties of the Representative, and the reference to the resigning Representative means such successor representative effective upon such appointment and approval, and the former Representative’s rights, powers and duties as the Representative shall be terminated, without any other or further act or deed on the part of such former Representative or any of the parties to this Note or any holders of the Loans. Notwithstanding anything to the contrary set forth in the immediately preceding sentence or elsewhere herein, no consent of Company shall be required for the appointment as successor representative of (A) a Person listed on Schedule 1 hereof (I) at any time on or following March 31, 2025 or (II) any time an Event of Default shall have occurred and is continuing, or (B) an Affiliate of the Payee (other than any operating company or “portfolio company” Affiliate). If no successor shall have been so appointed by the Majority Holders and shall have accepted such appointment within thirty (30) days after the retiring Representative gives notice of its resignation or the delivery of such removal notice, then the retiring Representative (or in the case of a removal, the Company) may, on behalf of the Payees, appoint a successor Representative. If no successor Representative has accepted appointment as the Representative by the date that is thirty (30) days following a retiring Representative’s notice of resignation or the delivery of such removal notice, the retiring Representative’s resignation will nevertheless thereupon become effective, and the Majority Holders will thereafter perform all the duties of the Representative hereunder and/or under any other Note Document until such time, if any, as the Majority Holders appoint a successor Representative (except that in the case of any collateral security held by a retiring Representative for the Payees for purposes of maintaining the perfection of the Lien on the Collateral (as defined in the Collateral Agreements) securing the Loans, such retiring Representative shall continue to hold such collateral security until such time as a successor Representative is appointed).

(g) Limitation of Liability. The Representative will not be deemed to be a trustee or agent for any Payees in connection with this Note or any other Note Document, the Loans or any Collateral therefor, nor will the Representative be considered to have a fiduciary relationship with any Beneficial Holder by virtue of this Note or any other document or by operation of law. The Representative will not be liable to any Payee for any action or failure of action taken by the Representative at such Payee’s direction or request.

(h) Indemnification. Each Payee agrees to indemnify the Representative (and any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates acting as representative) on demand (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), in the amount of its pro rata share (determined at the time such indemnity is sought), from and against any and all liabilities, losses, claims, damages, reasonable, documented and invoiced out-of-pocket fees and expenses of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Representative in any way relating to or arising out of the Loans, this Note, any of the other Note Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Representative under or in connection with any of the foregoing; provided that no Payee shall be liable for the payment of any portion of such liabilities, losses, claims, damages, reasonable, documented and invoiced out-of-pocket fees and expenses that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Representative’s gross negligence, or willful misconduct; provided further that no action taken in accordance with the directions of the Majority Holders (or such other number or percentage of the Payees as shall be required by the Note Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12(h). The failure of any Payee to reimburse the Representative promptly upon demand for its ratable share of any amount required to be paid by the Payees to the Representative as provided herein shall not relieve any other Payee of its obligation hereunder to reimburse the Representative for its ratable share of such amount, but no Payee shall be responsible for the failure of any other Payee to reimburse the Representative for such other Payee’s ratable share of such amount. The agreements in this Section 12(h) shall survive the payment of the Loans and all other amounts payable hereunder and the resignation of the Representative, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Secured Promissory Note to be signed as of the day and year first above written.

COMPANY:

XEROX CORPORATION, a New York corporation

By:	/s/ Stuart Kirk
	Name:	Stuart Kirk
	Title:	Vice President and Treasurer

GUARANTORS:

XEROX HOLDINGS CORPORATION, a New York corporation

By:	/s/ Stuart Kirk
	Name:	Stuart Kirk
	Title:	Vice President and Treasurer

XEROX FINANCIAL SERVICES LLC, a Delaware limited liability company

By:	/s/ Stuart Kirk
	Name:	Stuart Kirk
	Title:	Manager, Vice President and Treasurer

ITSAVVY ACQUISITION COMPANY, INC., a Delaware corporation

By:	/s/ Stuart Kirk
	Name:	Stuart Kirk
	Title:	Treasurer

ITSAVVY LLC, an Illinois limited liability company

By:	/s/ Stuart Kirk
	Name:	Stuart Kirk
	Title:	Treasurer

[Signature Page to Secured Promissory Note]

XEROX BUSINESS SOLUTIONS, LLC, a Delaware limited liability company

By:	/s/ Flor Colón
	Name:	Flor Colón
	Title:	Secretary

XEROX CANADA LTD., a corporation existing under the laws of Canada

By:	/s/ Karl Boissonneault
	Name:	Karl Boissonneault
	Title:	President

[Signature Page to Secured Promissory Note]

ACCEPTED AND AGREED TO:

THE PAYEE:

ITSAVVY HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Peter White
	Name:	Peter White
	Title:	Vice President and Secretary

THE REPRESENTATIVE:

ITSAVVY HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Peter White
	Name:	Peter White
	Title:	Vice President and Secretary

[Signature Page to Secured Promissory Note]

Schedule 1

Pre-Approved Assignee

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]